Exhibit 16.1

August 2, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SG Blocks, Inc., under Item 4.01 of its Form 8- K dated July 28, 2016. We agree with the statements concerning our Firm in the second, third and fourth paragraphs of Item 4.01(a); we are not in a position to agree or disagree with other statements of SG Blocks, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP